EXHIBIT 99.1
                                                           ------------


                               "FOR IMMEDIATE RELEASE"

                                         FOR INFORMATION CONTACT:

                                         BRIAN MAGOWAN
                                         CHAIRMAN OF THE BOARD AND
                                         CHIEF EXECUTIVE OFFICER


           FOR: COVER-ALL TECHNOLOGIES INC.


                     COVER-ALL TECHNOLOGIES, INC. ANNOUNCES NEW
                     CHIEF EXECUTIVE OFFICER, DIRECTORS AND FINANCING


                Fair Lawn, NJ -- March 14, 1997 -- COVER-ALL TECHNOLOGIES INC. (Nasdaq SmallCap Market - COVR and PHLX - CVA) today announced that Brian Magowan has been elected as Director, Chairman of the Board and Chief Executive Officer of the Company, which provides state of the art computer software, including year 2000 solutions for the property and casualty insurance industry.

                Mr. Magowan, 55, is a former Vice President of software products for the Unisys Corporation of Philadelphia, PA., and has been serving as an insurance industry software consultant for over three years. He replaces Alfred J. Moccia, who has stepped down as Chairman and CEO.

                In addition, Earl Gallegos, 38, who is a management consultant to the insurance industry and a former Executive Vice President of Pacific Rim Assurance Co., Los Angeles, CA, was elected as a director.

                Cover-All also announced the receipt of an aggregate of $750,000 in convertible bridge financing equally provided by three of its existing stockholders, Software Investments Limited, the Company's largest stockholder, Atlantic Employers Insurance Company, and Roger D. Bensen. The Company is in active negotiations for a minimum of $2,500,000 of permanent financing via a private placement which it hopes to close within 45 days. If the $2,500,000 financing does not close by May 31, 1997, all of the $750,000 bridge financing will be converted into stock of Cover-All at $1.00 per share. At the closing of the permanent financing, the holders of the bridge financing will have the option to be repaid or to convert the notes into Common Stock at $1.00 per share.

                Mark Johnston, a director of Software Investments Limited and a director of Cover-All, has been named interim Chief Financial Officer.

                Mr. Magowan stated that he was very excited about the prospects for Cover-All. "Company revenues have increased over 200% in the past 2 years, during which time substantial development work has been done on the Company's new products. With the new money coming in and the expectation of more in the future plus some new sales and support alliances, I expect that our growth will accelerate.

                Peter Lynch, 36, Cover-All President and COO, has done an excellent job improving our "Classic" line of business. He will continue to have primary responsibility for the enhanced growth of "Classic" and will work closely with Earl and myself as we introduce Cover-All's total administrative solution, TAS 2000, product on a world-wide basis, providing answers for definite needs."

                The Company and its wholly-owned subsidiary, COVER-ALL Systems, Inc., are providers of state-of-the-art object oriented Oracle based computer products for the property casualty insurance industry specializing in mission critical insurance software solutions and development tools for rating, coding and issuing policies, as well as administering client claims, direct billing, agency billing, client billing, agencies, general ledger, and statistical and financial reporting utilizing the latest client-server, relational database technology.

                Any forward-looking statements contained above (as such term is defined in the Private Securities Litigation Reform
           Act) are subject to the occurrence of certain contingencies which may not occur in the time frames anticipated or otherwise, and, as a result, could cause actual results to differ materially from such statements. The Company's continued success in the near future is dependent on certain contingencies which may not occur in the time frames anticipated. These contingencies include the successful completion of continuing developmental efforts under existing software contracts within anticipated time frames or otherwise, the successful negotiation, execution and implementation of anticipated new software contracts, the successful utilization of additional personnel in the marketing and technical areas, the continuing favorable responses to the Company's products from existing and potential new customers, and the Company's ability to complete development and sell and license its products at prices which result in sufficient revenues to cover costs and realize profits.